Exhibit 10.53
Personal & Confidential
August 27, 2009
Mr. Mark Zingale
36 Elmwood Place
Short Hills, NJ 07078
Re: Offer of Employment
Dear Mark:
NaviSite, Inc. (“NaviSite”) is pleased to extend an offer of employment to you for the position of General Counsel. In this position, you will report directly to Arthur Becker, CEO. The bi-weekly base salary for this position is $9,230.76 (equivalent to $240,000 on an annualized basis), less applicable withholding. Additionally, in this position you will be eligible to participate in a bonus plan with on target earnings of up to 35% of your annualized base salary. 50% of this bonus will be based upon attainment of set Corporate EBITDA targets and the remaining 50% will be based upon attainment of defined MBOs. You will receive a prorated bonus for performance both below and above the achievement of Corporate EBITDA and your MBO targets. Of the up to 50% to be received upon attainment of defined MBOs, 2/7th of such target MBO bonus shall be received upon the closing of each of the proposed asset sales; provided that you are employed by NaviSite on the date of the closing of each such asset sale. A detailed document will be provided to you separately which will address the specific terms and conditions of your bonus plan, which will be consistent with historical practices of NaviSite. This position is classified as exempt from the FLSA overtime pay requirements. Your salary will be reviewed by the Chief Executive Officer, Board of Directors or Governance, Nominating and Compensation Committee of NaviSite’s Board of Directors from time to time (but not less frequently than annually); provided that, subject to the approval of the Governance, Nominating and Compensation Committee of NaviSite’s Board of Directors, your annual salary shall be increased to $250,000 no later than the first anniversary of your first day of employment provided that you are still employed by NaviSite.
This offer of employment with NaviSite is contingent upon the successful completion of our standard reference checking process and background check with results that are determined, at the sole discretion of NaviSite, to be satisfactory. The receipt of responses for such information may be received by NaviSite post hire.
You will have such duties, authorities and responsibilities as are commensurate with your position as General Counsel.
Stock Options Plan:
As an employee of NaviSite you are eligible for participation in NaviSite’s Amended and Restated Stock Incentive Plan.
400 Minuteman Road
Andover, MA 01810
p 978.682.8300
f 978.688.8100
www.navisite.com

Mr. Mark Zingale

August 27, 2009
Subject to the approval of the Governance, Nominating and Compensation Committee of NaviSite’s Board of Directors, you will be granted an option to purchase 100,000 shares of NaviSite’s common stock in accordance with NaviSite’s 2003 Amended and Restated Stock Incentive Plan, as amended. The vesting schedule will be set forth in the Stock Option Agreement, which will be NaviSite’s standard form thereof, and such option shall vest and become exercisable as to 25% of the original number of shares on the six-month anniversary from date of grant and thereafter as to an equal number of shares monthly over the subsequent 36 months; provided that you are employed by NaviSite on each such vesting date. The exercise price shall equal the closing price of NaviSite’s common stock on your first day of employment with NaviSite. The option will be governed by and subject to the terms, conditions and termination provisions of NaviSite’s standard form of Stock Option Agreement, which you will be required to sign in connection with the issuance of your option.
Benefits:
NaviSite provides a variety of group benefits for regular employees (full or part-time working at least 30 hours per week). Benefits may include, but are not limited to medical, dental, 401(k), flexible spending accounts, employee assistance program, life insurance and accidental death and dismemberment. Eligible regular employees may participate as of their date of hire. NaviSite will also pay any necessary professional licensing fees, bar-association membership fees and reasonable and approved expenses associated with requisite continuing legal education in order for you to remain in good standing as an attorney in the State of New York and the State of New Jersey. You will be promptly reimbursed for reasonable, documented out-of-pocket expenses, including travel (including to NaviSite’s offices other than the NaviSite office which constitutes your principal place of employment), incurred in connection with your services to NaviSite, in accordance with NaviSite’s policies.
Paid Time Off
In order to allow employees the greatest possible control of their time, NaviSite currently has a combined program of paid time off as detailed in your new-hire packet. Currently, each new employee begins to accrue paid time off immediately; provided that your annual paid time off shall be no less than fifteen days per year (pro rated for any partial year of employment in accordance with NaviSite’s policies).
A comprehensive benefits information package is available for you to view and print. Please see the enclosed Navisite Benefit Enrollment Letter to get started. This link will provide extensive details on your eligibility, enrollment and coverage, if you have any questions, Dixie Fugere, our HR Administrator is able to assist you. She can be reached at (978) 946-5868 or dfugere@navisite.com.
NaviSite reserves the right to revise or discontinue any or all of its benefit plans, at any time, in NaviSite’s sole discretion.
As an employee of NaviSite, you will be provided with a copy of NaviSite’s Employee Handbook, outlining personnel policies and procedures. You will be required to read this material thoroughly, and sign and return the “Receipt and Acknowledgement of NaviSite’s personnel policies and procedures” within (3) three days of your start date with NaviSite. Any questions regarding NaviSite policy should be directed to your Human Resources Business Partner for clarification.

Mr. Mark Zingale

August 27, 2009
Your employment with NaviSite is “at-will”, meaning you or NaviSite may terminate your employment at anytime, for any reason, or for no reason and is also contingent upon the following:
•	Signing NaviSite’s Non-Compete Agreement, Employee Inventions and Proprietary Rights Assignment Agreement, Code of Business Conduct and Ethics, and Anti-Harassment Policy Acknowledgement.

•	Submitting satisfactory proof of your identity and legal authorization to work in the United States (as required by the immigration and Control Act of 1986). The enclosed sheets specify the types of documents that may be submitted as proof. You must exhibit originals of these document(s) within the first three (3) business days of your start date with NaviSite. Non-compliance with the I-9 requirements may include disciplinary action up to and including termination of employment.
To confirm your acceptance of this offer, please sign and return one copy of this letter, along with NaviSite’s Non-Compete Agreement, Employee Inventions and Proprietary Rights Assignment Agreement, Code of Business Conduct and Ethics, and Anti-Harassment Policy Acknowledgement to me by Monday, August 31, 2009, signifying your acceptance and your intention to begin employment on or before Tuesday, September 8, 2009. If we do not hear from you by Monday, August 31, 2009, we will assume you have declined our offer of employment. NaviSite reserves the right to withdraw this offer at anytime prior to receipt of your signed offer letter.
We look forward to your becoming a part of the NaviSite team!
Sincerely,
/s/ Cheryl Brody

Cheryl Brody
VP, Human Resources
(978) 946-8713

/s/ Mark Zingale	August 28, 2009	August 31, 2007

Mark Zingale	Date	Start Date

Mr. Mark Zingale

August 27, 2009
ADDENDUM FOR REGULAR EXEMPT EMPLOYEE:
If you accept employment with NaviSite it is very important that you submit your new hire documentation on or before your start date in the enclosed envelope. NaviSite will need the following:
1.	New Hire Check List

2.	Offer letter signed by you

3.	Employee Invention & Proprietary Rights

4.	Non-Compete Agreement

5.	Code of Business Conduct & Ethics

6.	Anti Harassment Policy Acknowledgement

7.	I-9 form (Must be completed with authorized NaviSite employee/HRBP within first three (3) days of employment)

8.	W-4 form

9.	State withholdings (if Applicable)

10.	Employment Application

11.	Kroll Background Check Authorization

12.	Equal Employment Opportunity Form

13.	Direct Deposit (Must be completed even if employee does not elect direct deposit, (check NO)).

14.	Emergency Contact information

15.	Handbook Receipt & Acknowledgement

16.	Payroll Deduction Form

17.	Blue Cross / Blue Shield — HMO/PPO Enrollment

18.	MetLife Dental Enrollment

19.	Unum Insurance Group Life Enrollment

20.	Unum Group Additional Life (Optional) Enrollment

21.	401K Beneficiary Form

22.	FSA Enrollment Form